Exhibit 99.1
For information contact:
Mr. Wayne Pratt
Chief Financial Officer
Syntax-Brillian Corporation
+1.602.389.8797
wayne.pratt@syntaxbrillian.com
Syntax-Brillian Announces Strategic Investment
Tempe, Arizona — March 30, 2006/Business Wire/—Syntax-Brillian Corporation (Nasdaq: BRLC), one of the fastest-growing manufacturers of HDTVs in North America, today announced that it had sold 3 million shares of its common stock to Taiwan Kolin Co. Ltd. at a price of $5.00 per share.
Kolin also received a five-year warrant to purchase 750,000 shares of Syntax-Brillian Common Stock at an exercise price of $5.00 per share, exercisable beginning on September 25, 2006.
Syntax-Brillian has agreed to register the shares of Common Stock sold and issuable upon exercise of the warrants for resale under the Securities Act of 1933, as amended. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such Act and applicable state securities laws or an applicable exemption from those registration requirements.
This investment increases Kolin’s ownership of Syntax-Brillian Common Stock to approximately 12.5%.
“Syntax-Brillian’s extraordinary global accomplishments in both LCD and LCoSTM HDTV technologies provided a uniqe timing opportunity to restore our level of participation in their inevitable HDTV success,” explained Christopher Liu, President of Kolin and a member of the board of directors of Syntax-Brillian.
Vincent F. Sollitto, Jr., CEO and Chairman of Syntax-Brillian Corporation, added “This investment by our strategic partner further demonstrates their confidence and commitment to us, while at the same time provideing necessary resources to bring these remarkable opportunities to fruition.”
Brean Murray, Carret & Co, LLC acted as Placement Agent for this financing transaction.
About Syntax-Brillian Corporation
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD and LCoS™ HDTVs and digital entertainment products. The company’s lead products include its Olevia brand of widescreen HDTV-ready and HD Built-in LCD TVs—one of the fastest growing global TV brands—and its next generation Gen II LCoS™ 720p and 1080p rear-projection HDTVs for the high-end video/audio market. Syntax-Brillian’s global supply chain, Asian operations and North American sales channels position the company as a market leader in consumer and high-end HDTV and digital entertainment products.

1600 N. Desert Drive, Tempe, AZ 85281	Main 602.389.8888	Fax 602.389.8997	www.syntaxbrillian.com

Brillian is a registered trademark and LCoS is a trademark of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include certain risks as detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005.

1600 N. Desert Drive, Tempe, AZ 85281	Main 602.389.8888	Fax 602.389.8997	www.syntaxbrillian.com